Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

Daryl Messinger

WeissComm Partners

415-999-2361

AFFYMAX® REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

PALO ALTO, Calif., May 15, 2007 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the first quarter ended March 31, 2007.  The net loss for the first quarter of 2007 was $7.2 million compared to a net loss of $6.7 million for the first quarter of 2006.

Affymax recognized revenue for the quarter ended March 31, 2007 of $7.3 million compared to $8,000 for the quarter ended March 31, 2006.  The increase in revenue was the result of collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the quarter ended March 31, 2007, were $11.9 million compared to $6.5 million for the quarter ended March 31, 2006. The increase was primarily due to additional expenses related to Phase 2 clinical development of Hematide in both renal and oncology indications, manufacturing and analytical costs at multiple contract sites in preparation for the initiation of Phase 3 clinical trials as well as increased personnel costs.

General and administrative expenses for the quarter ended March 31, 2007 were $5.3 million compared to $887,000 for the quarter ended March 31, 2006. The increase was primarily due to higher stock based compensation, personnel costs and audit fees.

The company’s unrestricted cash and investments balance as of March 31, 2007 was $226.7 million, and reflected a $10 million milestone payment received from Takeda during the quarter.

“We’re off to a strong start in 2007,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “Our business is sound with a strong balance sheet, a formidable, engaged partner, and solid Phase 2 clinical data, which are key elements as we prepare to begin Phase 3 clinical trials with Hematide for the treatment of anemia in renal indications.”

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company focused on developing novel peptide-based drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 2 clinical trials for the treatment of anemia associated with chronic kidney disease and cancer.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety of Hematide in clinical development, regulatory requirements for approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

~financial statements to follow~

AFFYMAX, INC.
UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$83,459	$147,541
Restricted cash	1,051	1,051
Short-term investments	143,236	76,751
Related party receivable	5,235	10,191
Prepaid expenses and other current assets	4,698	4,576
Total current assets	237,679	240,110
Property and equipment, net	2,539	2,014
Restricted cash	1,135	1,135
Long-term investments	—	6,133
Deferred tax asset	4,400	—
Other assets	922	596
Total assets	$246,675	$249,988
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,746	$9,113
Accrued liabilities	2,174	2,566
Income tax payable	330	—
Capitalized lease obligations, current	277	293
Total current liabilities	11,527	11,972
Deferred revenue	118,738	120,821
Other long term liabilities	4,725	156
Capitalized lease obligations, net of current	84	140
Total liabilities	135,074	133,089
Stockholders’ equity
Common stock	15	15
Additional paid-in capital	287,596	285,771
Deferred stock-based compensation	(74)	(94)
Deficit accumulated during the development stage	(175,920)	(168,749)
Other comprehensive loss	(16)	(44)
Total stockholders’ equity	111,601	116,899
Total liabilities and stockholders’ equity	$246,675	$249,988

AFFYMAX, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006

Collaboration revenue	$7,318	$—
License and royalty revenue	6	8
Total revenue	7,324	8
Operating expenses
Research and development	11,858	6,453
General and administrative	5,332	887
Total operating expenses	17,190	7,340
Loss from operations	(9,866)	(7,332)
Interest income	3,015	690
Interest expense	(5)	(33)
Other income (expense), net	15	3
Net loss before provision for income taxes	(6,841)	(6,672)
Provision for income taxes	330	—
Net loss	(7,171)	(6,672)
Accretion of mandatorily redeemable convertible preferred stock	—	(193)
Net loss attributable to common stockholders	$(7,171)	$(6,865)
Net loss per common share:
Basic and diluted	$(0.48)	$(20.34)
Weighted-average number of common shares used in computing basic and diluted net loss per common share calculations	14,860	338